UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8 – K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report:  May 22, 2003

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number           0-7903

DELAWARE	36-267537
(State or other jurisdiction of| incorporation or organization)	(I.R.S. Employer Identification No.)

ONE EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (312) 467-6755

Item 5.  Others Events and Regulation FD Disclosure.

On May 22, 2003, the Registrant announced that its wholly-owned subsidiary, Green Light Acquisition Company (“Buyer”) acquired the Traffic and Transit Lighting segments (the “Business”) from U.S. Traffic Corporation and its wholly-owned subsidiary, Myers/NuArt Electrical Products, Inc. (together “Seller”), effective May 16, 2003.  The Buyer acquired cash, receivables, inventory, machinery and equipment, furniture and fixtures, contracts, customer lists and intellectual property, and assumed certain ordinary course liabilities of the Business.

The purchase price consisted of (1) $20 million in cash; (2) delivery at Closing of 558,534 shares of the Registrant’s common stock valued at $10 million; (3) Buyer’s Subordinated Promissory Note in the amount of $5 million; and (4) contingent consideration based on a percentage of revenues collected by the Buyer for sales of certain products between May 1, 2003 and December 31, 2009, but not to exceed $5,250,000 in the aggregate.

The cash component of the purchase price was borrowed from a group of banks by the Registrant pursuant to a new credit arrangement described below.  The 558,534 shares of the Registrant’s common stock were issued to the Seller pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, but the Registrant will register those shares.  The Seller and its affiliates have agreed to vote in support of management and to acquire no more than 9½% of the Registrant’s outstanding stock on a fully diluted basis for three years.

The Buyer is employing substantially all of the Seller’s employees at the Santa Fe Springs, California facility and at the Tecate, Mexico facility.  The Buyer is leasing the Seller’s Santa Fe Springs, California facility and its Tecate, Mexico facility from affiliates of the Seller, for five year terms which can be renewed for five years.  The Seller’s affiliate will provide to the Buyer uninterruptible power supply products for five years.  As a transition, the Buyer will provide certain services and certain products to the Seller’s affiliate until no later than March 31, 2004 from the Santa Fe Springs, California facility.

The Registrant has guaranteed the obligations of the Buyer under the asset purchase agreement and the two leases.

U.S. Traffic is a designer, manufacturer and supplier of intelligent intersection control systems and other transportation equipment.  It offers a broad range of products to control the flow of traffic at intersections, including electronic traffic controllers, in-ground vehicle sensors, traffic conflict monitors, vehicle and pedestrian signals and power backup systems for intersections. The Company also manufactures and markets fixed and portable electronic variable message signs, radar speed displays and internally illuminated highway signage.

The Registrant intends to utilize the purchased assets to continue the Seller’s current business.  The Registrant intends to combine this business with certain other businesses in its Inform Group.

The Registrant entered into a new three-year $70 million credit arrangement with The Northern Trust Company, LaSalle Bank N.A., National City Bank, and the Harris Bank and Trust Company which replaces the Registrant’s existing $40 million facility.  The credit arrangement includes a revolving line of credit of $50 million and a term loan of $20 million.  Borrowings under the new credit arrangement will be used to refinance existing indebtedness, support working capital needs, and fund the acquisition of the U.S. Traffic Corporation Business.  The credit arrangement is unsecured, but is guaranteed by the Registrant’s significant subsidiaries.  Interest on both the term and revolving loans is tied to the prime or the London Interbank Eurodollar Market rate, with fixed and floating interest rate options.  Principal is payable on the term loan in equal quarterly installments of $750,000 commencing on September 30, 2003.  The credit agreement contains both affirmative and negative covenants, and a requirement of lender approval for acquisitions with an aggregate purchase price in excess of $5 million in the first year and $10 million in the second year.

Item 7.  Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit 99 Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION
DATE:	May 22, 2003	/s/ Daniel P. Gorey
DANIEL P. GOREY
Vice President, Chief Financial Officer and Treasurer (Chief Financial & Accounting Officer)

EXHIBIT INDEX

Exhibits:

99                                    Press Release issued by Quixote Corporation dated May 22, 2003